UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2026

Insight Molecular Diagnostics Inc.

(Exact name of Registrant as specified in its charter)

California	1-37648	27-1041563
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2 International Plaza Dr., Suite 510

Nashville, Tennessee 37217

(Address of principal executive offices) (Zip code)

(615) 255-8880

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	IMDX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2026, Insight Molecular Diagnostics Inc. (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with certain institutional investors, pursuant to which the Company agreed to issue and sell (i) 3,482,498 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), and (ii) Pre-Funded Warrants (the “Pre-Funded Warrants”) to purchase up to 1,043,478 shares of Common Stock (the “Pre-Funded Warrant Shares”) in a registered direct offering (the “Offering”), pursuant to an effective shelf registration statement on Form S-3 (File No. 333-281159), a base prospectus and prospectus supplement relating to the Offering (the “Prospectus Supplement”), in each case filed with the Securities and Exchange Commission. The offering price was (i) $5.75 per Share and (ii) $5.7499 per Pre-Funded Warrant, which is the price of each Share sold in the Offering, minus the $0.0001 exercise price per Pre-Funded Warrant. The net proceeds from the Offering were approximately $24.5 million, after deducting placement agent fees and estimated offering expenses payable by the Company. The Company currently plans to use the net proceeds from the Offering primarily for general corporate purposes, including but not limited to research and development in the transplantation category. Proceeds from the offering will allow the Company to invest in research and development with the goal of expanding its GraftAssure product offering beyond kidney transplant rejection testing into other organs, and most immediately, into heart transplant rejection testing. The Offering closed on February 12, 2026.

The Pre-Funded Warrants have an initial exercise price per share of $0.0001, subject to certain adjustments. The Pre-Funded Warrants may be exercised at any time until exercised in full, except that a holder (together with its affiliates) will not be entitled to exercise any portion of any Pre-Funded Warrant, which, upon giving effect to such exercise would cause the aggregate number of shares of the Company’s Common Stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, upon election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately prior to or after giving effect to the exercise, subject to such holder’s rights under the Pre-Funded Warrants to increase or decrease such percentage to another percentage not in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants upon at least 61 days’ prior notice from such holder to the Company.

The Purchase Agreements contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The representations, warranties and covenants contained in the Purchase Agreements were made only for the purposes of such agreement and as of the specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Company entered into a placement agency agreement (the “Placement Agency Agreement”), dated as of February 10, 2026, with Lake Street Capital Markets, LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to serve as the placement agent for the Company in connection with the Offering. Pursuant to the terms of the Placement Agency Agreement, the Company agreed to pay the Placement Agent a cash fee equal to 3.0% of gross proceeds received in the Offering from certain investors solely introduced by the Company and a cash fee equal to 6.0% of the gross proceeds received in the Offering from all other investors. The Company also agreed to reimburse the Placement Agent for out-of-pocket expenses, including legal expenses, incurred by it in connection with the offering of $125,000.

The foregoing description of the terms and conditions of the Purchase Agreements and the Pre-Funded Warrants do not purport to be complete and are each qualified in their entirety by the full text of the Purchase Agreement and the form of Pre-Funded Warrant, copies of which are attached hereto as Exhibits 10.1 and 4.1, respectively, and incorporated herein by reference. A copy of the opinion of Haynes and Boone, LLP relating to the legality of the issuance and sale of the Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares is attached hereto as Exhibit 5.1.

Item 8.01 Other Events

On February 11, 2026, the Company issued a press release regarding the Offering described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
4.1	Form of Pre-Funded Warrant, dated February 10, 2026.
5.1	Opinion of Haynes and Boone, LLP.
10.1	Form of Securities Purchase Agreement, dated as of February 10, 2026, by and between the Company and the purchasers thereto.*
23.1	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
99.1	Press Release, dated February 11, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish a copy of any of the omitted exhibits or schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSIGHT MOLECULAR DIAGNOSTICS INC.

Date: February 12, 2026	By:	/s/ Peter Hong
	Name:	Peter Hong
	Title:	Vice President, General Counsel